SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 15, 2001

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release reporting revenues for the fourth quarter of 2000 rose 5% to $14,396,000, compared with $13,741,000 in the fourth quarter of 1999, and for the full year 2000 increased 12% to $63,141,000, compared with $56,358,000 for the full year 1999.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated February 15, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: February 15, 2001	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
LCA-Vision, Inc.	Lippert/Heilshorn & Associates, Inc.
Thomas E. Wilson, CEO	Bruce Voss (bvoss@lhai.com)
Alan H. Buckey, CFO	Zachary Bryant (zbryant@lhai.com)
(513) 792-9292	(310) 691-7100
www.lca-vision.com	www.lhai.com
www.lasikplus.com

FOR IMMEDIATE RELEASE

LCA-VISION REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Fourth Quarter Developments Provide Outlook of Strong Growth for 2001 and Beyond

CINCINNATI (February 15, 2001) - LCA-Vision Inc. (Nasdaq NM: LCAV) (Easdaq: LCAV), a leading provider of value-priced laser vision correction services across the U.S., today reported financial results for the three months and year ended December 31, 2000.

Laser vision correction revenues for the fourth quarter of 2000 rose 5% to $14,396,000, compared with $13,741,000 in the fourth quarter of 1999, and for the full year 2000 increased 12% to $63,141,000, compared with $56,358,000 for the full year 1999.

Fourth quarter 2000 average price realization per procedure was $877 and the contribution margin was 78.6%, compared with an average price realization per procedure of $954 and a contribution margin of 78.3% in the third quarter of 2000. Contribution margin is calculated by deducting medical, professional and license fees from laser refractive surgery revenues.

LCA-Vision posted a net loss for the 2000 fourth quarter of $1,559,000, or $0.03 per share on 49,123,000 shares outstanding, compared with a 2000 third quarter net loss of $201,000, or $0.00 per share on 50,921,000 shares outstanding. A year ago, LCA-Vision reported fourth quarter net income of $5,365,000, or $0.10 per diluted share on 53,343,000 shares outstanding, which was attributable to a one-time gain.

The net loss for the 12 months ended December 31, 2000 was $2,366,000, or $0.05 per share on 50,951,000 shares outstanding, compared with net income applicable to common stock of $10,753,000, or $0.21 per diluted share on 50,914,000 shares outstanding, in the comparable period last year.

"The Company is now the leading provider of laser vision correction in the United States using the Bausch & Lomb scanning laser. We are now firmly established as the No. 1 or the No. 2 provider of laser vision correction in 12 of the 15 U.S. markets in which we operate," said Thomas E. Wilson, chief executive officer of LCA-Vision. "LCA-Vision has now completed more than 100,000 procedures since inception, and we expect to cross the 200,000 procedure count threshold in 2001."

Wilson went on to say, "The Company is focused on three key profit drivers in 2001: the cost of patient acquisition, average price realization and capacity utilization. New marketing and advertising plans are driving down the per-procedure cost of patient acquisition from an average of $217 in the fourth quarter of 2000 to an expected range of $125 to $150 in the first quarter of 2001.

"By the end of the first quarter of 2001, the Company will have multiple laser technologies available in all of our markets. Offering the consumer a choice of laser technology and aftercare options is positioning the Company to improve price realization. Since the beginning of January 2001, over 80% of patients have selected advanced laser or acuity options for additional fees."

Commenting on center capacity utilization, Wilson said, "LCA-Vision is committed to improving the utilization of each center's practical capacity, which currently stands at approximately 800 procedures per month. Notably, LasikPlus centers in the United States are on track to increase volumes from an average of 162 procedures per center per month in the fourth quarter of 2000, to an average of more than 250 procedures per center per month in the first quarter of 2001."

Wilson also discussed the Company's outlook for the year 2001 and the current balance sheet. He said, "We expect the first quarter 2001 to be solidly profitable, and the year to be in the range of $0.10 to $0.16 per share. Cash flow from operations in 2001 will be sufficient to fund planned center openings for the year. The Company's balance of cash and short-term investments at December 31, 2000 was $28.3 million. These funds are available for the ongoing common share repurchase program or to fund strategic acquisitions."

The share buyback program authorized by the Company's Board of Directors in June 2000 was completed January 10, 2001. Five million shares were repurchased at an average price of $2.08. In December 2000, the Board of Directors authorized a repurchase of an additional five million shares of common stock. Of that authorization, the Company has repurchased 65,387 shares at an average price of $1.90 through February 14, 2001.

LCA-Vision has scheduled an investor conference call regarding this announcement to be held today beginning at 10:00 a.m. Eastern Time. Individual investors are invited to listen to the conference call over the Internet, by going to the "Investors" section of the Company's Website at www.LasikPlus.com. A replay will begin shortly after the call has ended and will be available for 90 days.

LCA-Vision currently owns and operates 33 LasikPlus value-priced laser vision correction facilities in the U.S., plus one center in Canada and one in Europe. In addition to these centers, LCA-Vision has licensed its business model to Japan's Rei Corporation, which to date has opened one LasikPlus center in Tokyo.

For additional information, please visit the Company's Website at at www.LasikPlus.com.

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

[Tables to Follow]

LCA-Vision Inc.
Condensed Consolidated Statements of Operations
for the Three and Twelve Months Ended December 31, 2000 and 1999
(Unaudited)

	Dollars in thousands except per-share data
	Three months ended December 31,		Twelve months ended December 31,
Revenues	2000	1999	2000	1999
Laser refractive surgery	$14,396	$13,741	$63,141	$56,358
Other	115 ---------	73 ---------	309 ---------	1,026 ---------
Total revenues	14,511	13,814	63,450	57,384

Operating costs and expenses
Medical professional and license fees	3,085	4,295	15,542	22,930
Direct costs of service	7,681	4,703	27,218	16,113
General and administrative expenses	2,324	1,746	9,394	6,036
Marketing and advertising	3,489	3,071	14,565	5,671
Depreciation and amortization	1,182	753	3,839	2,964
Restructuring provision	- ---------	- ---------	- ---------	(150) ---------
Operating (loss) income	(3,250)	(754)	(7,108)	3,820

Equity in earnings from unconsolidated businesses	25	52	49	316
Interest (expense)	(8)	(24)	(58)	(169)
Interest income	669	725	2,713	1,633
Other income	35 ---------	61 ---------	604 ---------	6 ---------
(Loss) income before taxes on income	(2,529)	60	(3,800)	5,606
Income tax benefit	970 ---------	5,305 ---------	1,434 ---------	5,287 ---------
Net (loss) income	($1,559)	5,365	(2,366)	10,893
Dividends to preferred shareholders	-	-	-	140
(Loss) income applicable to common stock	($1,559) ======	$5,365 ======	($2,366) =======	$10,753 ======
(Loss) income per common share
Basic	($0.03)	$0.10	($0.05)	$0.22
Diluted	($0.03)	$0.10	($0.05)	$0.21

Weighted average shares used in computation
Basic	49,123	51,510	50,951	47,991
Diluted	49,123	53,343	50,951	50,914

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
As of December 31, 2000 and 1999
(Unaudited)

	December 31, 2000	December 31, 1999

Assets
Cash and cash equivalents	$19,692	$11,891
Short-term investments	8,626	37,299
Accounts receivable, net	3,196	1,971
Deferred tax asset	521	631
Prepaid expenses, inventory, and other	2,001 ----------	1,984 ----------
Total current assets	34,036	53,776

Property and equipment, net	21,520	9,726
Goodwill, net	753	902
Deferred tax asset	16,085	12,950
Obligations due from shareholders	691	708
Investment in unconsolidated business	295	254
Other assets	2,217 ----------	6,974 ----------
Total assets	$75,597 ======	$85,290 ======
Liabilities and Shareholders' Investment
Current liabilities
Accounts payable	$7,587	$2,458
Accrued liabilities and taxes	2,709	1,821
Debt maturing in one year	178 ----------	676 ----------
Total current liabilities	10,474	4,955

Long-term debt	48	250
Minority equity interest	30	40
Commitments and contingencies	-	-

Common stock ($0.001 par value, 52,112,404 shares
and 51,513,589 shares issued)	112	111
Contributed capital	90,858	88,348
Warrants	2,105	6,362
Notes receivable from shareholders	(1,013)	-
Common stock in treasury, at cost (4,718,896 shares	(9,875)	(30)
and 10,909 shares)
Accumulated deficit	(17,136)	(14,771)
Foreign currency translation adjustment	(6) ----------	25 ----------
Tot shareholders' investment	65,045 ----------	80,045 ----------
Total liabilities and shareholders' investment	$75,597 ======	$85,290 ======